Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long-term Incentive Plan No. 7 of Zenvia Inc. of our report dated May 15, 2025, with respect to the consolidated financial statements of Zenvia Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Auditores Independentes S/S Ltda.

São Paulo, Brazil

May 30, 2025.

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 28, 2023, except as to Note 22.2, which is as of May 14, 2024, with respect to the consolidated financial statements of Zenvia Inc. incorporated herein by reference.

/s/ KPMG Auditores Independentes Ltda.

Porto Alegre, Brazil

May 30, 2025